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                                             Exhibit 99.1


        DAN RIVER INC ANNOUNCES EMERGENCE FROM BANKRUPTCY
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     Danville, Virginia, February 14, 2005, Dan River today
announced that it has emerged from the Chapter 11 reorganization process. The Company officially concluded its fast track reorganization today after completing all required actions and satisfying all remaining conditions to its Third Amended and Restated Joint Plan of Reorganization (the "Plan") which was confirmed by the U. S. Bankruptcy Court for the Northern District of Georgia by order dated January 18, 2005.

     Barry Shea has assumed the role of President and Chief Executive Officer and Joseph L. Lanier, Jr. has become non-executive Chairman of the Board. Mr. Shea said, "This is a great day for the new Dan River. The last ten and a half months have been very difficult but the reorganization process has allowed us to emerge from Chapter 11 with a greatly de-leveraged balance sheet and an improved expense structure which permits Dan River to be a leader in the competitive home fashions and apparel fabrics markets that we serve. Approximately $225 million in unsecured obligations will be converted into new equity in the reorganized company."

     Shea continued, "The Company emerges from Chapter 11 with a renewed vitality and an unwavering commitment to create value added products that will draw the attention of consumers and will allow our customers to differentiate themselves in the competitive retail environment in which they participate."

     He concluded, "The fact that we were able to complete this process in under 11 months is a testament to the support of several groups that I want to thank. To our customers and suppliers, we are grateful for your continued support. To our associates, we thank you for your dedication, hard work and patience throughout this process. To our bondholders, we are grateful for your continued financial support and confidence in the Company's future success. To our Creditors' Committee, we thank you for being cooperative and constructive partners during
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the reorganization process.  The support of each of these
constituencies allowed us to exit Chapter 11 quickly, which was a considerable achievement in the current business environment."

     The Company's emergence financing was comprised principally of borrowings under a new senior secured financing facility syndicated by Abelco Finance in the amount of $120 million. In addition, the Company obtained a $20 million secured term loan from a group consisting of holders of the Company's pre-petition bond obligations. These financings which are secured by the assets of Dan River, replaces the Company's debtor in possession
(DIP) facility and is available to Dan River to help meet its ongoing working capital needs.

     As part of the consummation of the Plan, the previously outstanding shares of class A and class B common stock were cancelled effective February 14, 2005 (the "Effective Date").
The Company will issue new common stock to certain of the Company's post-emergence lenders and to its unsecured pre-petition creditors, including the holders of the Company's Senior Notes due 2009, as the Company completes the claims reconciliation process.

     Upon emergence from Chapter 11, the Company will have fewer than 300 holders of record of its new common stock. In accordance with the rules and regulations of the Securities and Exchange Commission, the Company expects to file a Form 15 to deregister its common stock and will cease to be a public reporting company.

     Dan River Inc. is a leading manufacturer and marketer of textile products for home fashions and apparel fabrics. The company designs, manufactures and markets a coordinated line of value-added home fashions products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows, and draperies for the adult, juvenile, and institutional markets. Dan River also manufactures and markets a broad range of high quality woven cotton and cotton blend fabrics for apparel.

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements under applicable securities laws. The Company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. Such forward-looking state-ments are subject to risks and uncertainties which may cause actual results to differ. The Company faces risks related to its operations that include, but are not limited to, the fol-lowing: the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts and licenses that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to attract and retain customers; and the ability of the Company to attract, retain and compensate key executives. Additional risks associated with the Company's business are detailed in its annual report on Form 10-K filed with the SEC on April 19, 2004, and in its quarter-ly reports on Form 10-Q filed with the SEC on May 24, 2004, August 23, 2004, and November 22, 2004.